Exhibit 10.10

Dated 1 July 2022

Deed of Amendment

relating to the Share Purchase Agreement dated 5 May 2022

This Agreement is executed and delivered as a deed on 1 July 2022 by:

(1)	INTERCEPT PHARMACEUTICALS, INC, incorporated in Delaware with company number 3565213 whose registered office is at 305 Madison Avenue, Morristown, New Jersey 07960; and
(2)	MERCURY PHARMA GROUP LIMITED, a company incorporated in England with number 02330913 which has its registered office at Capital House, 85 King William Street, London, EC4N 7BL,

together the “Parties”, and each a “Party”.

Whereas

(A)	The Parties entered into the share purchase agreement dated 5 May 2022 relating to certain non-US subsidiaries of the Seller (the “SPA”).
(B)	The Parties now wish to enter into this Agreement to amend and restate the SPA on the terms of this Agreement.

It is agreed as follows:

1.	Definitions and Interpretation

Capitalised terms used in this Agreement and not expressly defined herein shall bear their respective meanings in the SPA.

2.	Amendment to SPA
2.1	Pursuant to Clause 22.2 of the SPA, each Party agrees that with effect on and from the date hereof, Clause 15.4 of the SPA shall be deleted in its entirety and replaced as follows:
(a)	The Seller undertakes from Completion until the date on which Purchaser puts in place the Replacement Security (as defined below) (such date, the “Replacement Date”):
i.	to continue to provide cash collateral as security for the letters of credit issued pursuant to the Seller Group Guarantees Facility as at the date of this Agreement which benefit the Italian Target and/or the Spanish Target and/or the Portuguese Target (the “Relevant Letters of Credit”) for so long as such Relevant Letters of Credit remain outstanding; and
ii.	not to terminate the Seller Group Guarantees Facility,

provided however that in the event of any Relevant Letter of Credit Expiring the Seller shall be under no obligation to provide collateral for any further letter of credit or replacement letter of credit.  As Relevant Letters of Credit expire the Seller shall, subject to the terms of the Seller Group Guarantees Facility, be entitled to the return of any cash collateral provided as security for such Relevant Letter of Credit pursuant to the terms thereof.

(b)	The Purchaser undertakes to:
i.	use its reasonable endeavours to replace the Relevant Letters of Credit with letters of credit or other similar facility which is reasonably acceptable to the relevant counterparties secured by the Relevant Letters of Credit or otherwise replace

Seller as the provider of security for such letters of credit (the “Replacement Security”) as soon as reasonably practicable following Completion; and
ii.	pay to the Seller’s Payment Account in US dollars by transfer of immediately available funds for same day value:
A.	interest pursuant to clause 15.4(c) below;
B.	an amount equal to any commissions, fees or expenses charged to the Seller pursuant to the Seller Group Guarantees Facility and/or the Relevant Letters of Credit; and
C.	in the event the Seller is required to reimburse any payment made to a beneficiary with respect to any Relevant Letter of Credit, the amount of such payment,

in each case within 30 Business Days of receipt by the Purchaser of reasonable evidence of the obligation of the Seller in respect of the same.

(c)	The Purchaser shall pay interest on the aggregate outstanding amount of cash collateral required by the Seller to support the Relevant Letters of Credit pursuant to the Seller Group Guarantees Facility (the “Cash Collateral”) until the earlier of (x) the Replacement Date and (y) the six-month anniversary of Completion (such date, the “Cash Collateralization Date”). Interest shall accrue from the date hereof at a per annum rate equal to the Applicable Margin (as defined below), in accordance with the following terms:
i.	Interest shall be payable on the last day of each calendar month, commencing with the first full calendar month ending after Completion, in arrears, and on the Replacement Date or the Cash Collateralization Date, as applicable, and shall be computed on the basis of 360 days for the actual number of days elapsed. In addition, whenever any amount of Cash Collateral is returned by HSBC Bank USA (“HSBC”) pursuant to the terms of the Seller Group Guarantees Facility to the Seller upon the expiration of any Relevant Letter of Credit or otherwise as set forth in the Seller Group Guarantees Facility, interest owed but unpaid on the amount of such Cash Collateral shall also be payable on such date of return of such Cash Collateral in accordance with the payment procedures set forth in the last sentence of clause 15.4(b) above.
ii.	For purposes of the foregoing, “Applicable Margin” shall mean (x) on or prior to the three-month anniversary of Completion, 5.00% and (y) after the three-month anniversary of Completion and on or prior to the Cash Collateralization Date, 6.50%.
(d)	Notwithstanding anything herein to the contrary, to the extent any Cash Collateral remains held by HSBC on the Cash Collateralization Date, the Purchaser shall pay to the Seller’s Payment Account in US dollars by transfer of immediately available funds for same day value an amount equal to the US dollar equivalent of such Cash Collateral held by HSBC on the Cash Collateralization Date. In addition, on the Cash Collateralization Date, interest owed but unpaid on the amount of such Cash Collateral shall also be payable on the Cash Collateralization Date in accordance with the payment procedures set forth in the last sentence of clause 15.4(b) above.
(e)	On or after the Cash Collateralization Date, in respect of each calendar month, whenever any amount of Cash Collateral is released by HSBC Bank USA pursuant to the terms of the Seller Group Guarantees Facility to the Seller upon the expiration of any Relevant Letter of Credit or otherwise as set forth in the Seller Group Guarantees Facility, the Seller shall pay an amount equal to the US dollar equivalent of such returned Cash Collateral to the account notified by the Purchaser to the Seller at least three Business Days in advance, in US dollars by transfer of immediately available funds for same day value within 10 Business Days of the last day of such calendar month.
2.2	Except as set out in Clause 2.1 above, the SPA shall continue in full force and effect.
3.	Miscellaneous
3.1	The provisions of Clauses 16 to 25 (inclusive) of the SPA shall apply to this Agreement mutatis mutandis as if those provisions had been set out expressly in this Agreement.
3.2	This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Pages to follow]

Executed as deed by INTERCEPT PHARMACEUTICALS, INC. acting by Andrew Saik as Chief Financial Officer and authorized officer, and Rocco Venezia as Chief Accounting Officer and authorized officer

/s/ Andrew Saik ………………………………..
Andrew Saik, Chief Financial
Officer and authorized officer

/s/ Rocco Venezia
…………………………………
Rocco Venezia, Chief
Accounting Officer and
authorized officer

Executed as deed by MERCURY PHARMA GROUP LIMITED acting by Andreas Stickler a director, and Vikram Kamath, a director	/s/ Andreas Stickler
……………………………..
Director

/s/ Vikram Kamath
……………………………...
Director